Filed Pursuant to Rule 424(b)(5)

Registration No. 333-269631

PROSPECTUS SUPPLEMENT NO. 1 TO PROSPECTUS SUPPLEMENT DATED NOVEMBER 6, 2024

(To Prospectus dated February 14, 2023)

Up to $1,017,040

BioRestorative Therapies, Inc.

Common Stock

This Supplement No. 1, or this Supplement, modifies and amends, only to the extent indicated herein, certain information contained in our prospectus supplement, dated November 6, 2024, or the Original Supplement, filed by us with the Securities and Exchange Commission, or the SEC, on November 6, 2024, and relating to the offer and sale of shares of our common stock, par value $0.0001 per share, from time to time pursuant to an At the Market Offering Agreement, or the Sales Agreement, with Rodman & Renshaw LLC, or Rodman. The Original Supplement supplemented our prospectus, dated February 14, 2023 (together with the Original Supplement, the Original Prospectus). This Supplement and the Original Supplement form part of our Registration Statement on Form S-3, (Registration No. 333- 269631), initially filed with the Securities and Exchange Commission on February 7, 2023, as amended, and declared effective on February 14, 2023, or the Registration Statement.

This Supplement is being filed to amend certain information contained in the Original Prospectus to update our disclosure therein regarding the aggregate dollar amount of shares which we may sell pursuant to the Sales Agreement, the Original Supplement as supplemented by this Supplement, and in accordance with General Instruction I.B.6 of Form S-3.

This Supplement should be read in conjunction with the Original Prospectus and the Registration Statement, and is qualified by reference to the Original Prospectus and the Registration Statement, except to the extent that the information presented herein supersedes the information contained in the Original Prospectus or the Registration Statement. This Supplement is not complete without, and may only be delivered or used in connection with, the Original Prospectus, including any amendments or supplements thereto. If there is any inconsistency between the information in the Original Prospectus and this Supplement, you should rely on the information in this Supplement.

We are filing this Supplement solely to amend the Original Prospectus to reduce the amount of shares of our common stock that we may hereafter offer and sell pursuant to the Original Prospectus as supplemented by this Supplement to an aggregate offering price of up to $1,017,040 through Rodman as our sales agent or principal.

As of the date of this Supplement, the aggregate market value of our outstanding common stock held by non-affiliates, or the public float, as of the date hereof pursuant to General Instruction I.B.6 of Form S-3 is $12,339,869, which was calculated based on 6,706,451 shares of our outstanding common stock held by non-affiliates and at a price of $1.84 per share, the closing price of our common stock on August 29, 2025 as reported on the Nasdaq Capital Market. During the last 12 calendar months prior to and including the date of this Supplement, we have sold $2,011,249 of our common stock under the Registration Statement and pursuant to General Instruction I.B.6. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell our securities in a public primary offering with a value exceeding one-third of our public float in any 12-calendar month period so long as our public float remains below $75 million.

Our common stock is listed on the Nasdaq Capital Market under the symbol “BRTX.” The last reported sales price of our shares of common stock on October 3, 2025 was $1.50 per share.

Investing in our common stock involves risks. See the section entitled “Risk Factors” beginning on page S-7 of the Original Supplement and in the documents we incorporate by reference into the Original Prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this Supplement or the accompanying Original Prospectus. Any representation to the contrary is a criminal offense.

Rodman & Renshaw LLC

The date of this prospectus supplement is October 6, 2025.